Exhibit 99.1

Music.ly, TikTok, Triller and MoviePass Innovators Unite to Create Digital Media Disruption

Vinco Ventures, Inc. Executes Agreement to Complete a Plan of Merger with ZASH

Bethlehem, PA, January 21, 2021 (GLOBE NEWSWIRE) – Vinco Ventures, Inc. (NASDAQ: BBIG) and ZASH Global Media and Entertainment Corporation (“ZASH”), a U.S. based entertainment, content and distribution company, today announced the signing of an Agreement to Complete a Plan of Merger subject to certain conditions, creating exciting acceleration and growth in live-streaming content, video-sharing, distribution and production within its own ecosystem.

ZASH, led by media disruptor and financier Ted Farnsworth, Music.ly TikTok and Triller innovator, User Generated Content (UGC) expert Jaeson Ma, and social monetization expert Vincent Butta, brings together three of the most successful and disruptive leaders in the entertainment industry today. At the forefront of today’s digital wave, the Company aims to invest, acquire and merge the best-in-class media, entertainment and content-focused technology companies globally – from East to West – aiming to build a “Virtual Hollywood”, the future of media. ZASH provides its content partners and producers with state-of-the art analytics and distribution technology to ensure that consumer eyes are on their content at the right time in the right place.

“The Company’s proprietary Influencer Platform has led to over 2 billion video views. With a current follower network of over 350+ million, we are poised to revolutionize the next generation of video distribution,” said Brian McFadden, Chief Strategy Officer.

“ZASH was formed to not only drastically reimagine today’s global entertainment marketplace, but also to combine first-class talent, resources and technology, allowing acceleration and growth in this dramatically changing environment,” said Co-Founder Ted Farnsworth, former Chairman of MoviePass and Chairman and Founder of MoviePass Films.

ZASH Co-founder, innovator and expert in monetization strategies for video platforms, mobile technologies and apps, Vince Butta, said “The landscape for distribution, content consumption and user integration of video content is ready to be reimagined on a global scale. We utilize data, meta data and the ioT [Internet of Things] to meet the ever-changing engagement and content demands of content developers, consumers and creators. We provide the consumer with very high-quality products and superior delivery. The unique monetization model for our global ecosystem of platforms really differentiates ZASH and it’s why I am so enthusiastic to be part of its leadership team.”

“The media and entertainment landscape is rapidly evolving,” said ZASH Co-Founder Jaeson Ma, venture capitalist and private equity investor who was an early investor in platforms including Musical.ly (Tik Tok) and Triller video-sharing social platforms. Mr. Ma continued, “Premium content is in higher demand than ever before. Social interactive video and audio platforms are taking over the mindshare of Gen Z and Y. Live events are being transformed into virtual and augmented realities. Building direct to consumer brands through the influencer economy is the new consumption pattern of a generation born into a digital, e-commerce driven marketplace. In other words, we now live in a digital world and there has yet to be a media and entertainment force to capture this disruption on all levels.”

Brian McFadden, Vinco’s Chief Strategy Officer, commented, “The merger with ZASH and the resulting combined entity provides current and prospective business partners with the assurance of our ability to scale our production and creative services to meet their growing content creation and distribution needs. The synergies between the two entities will bring immediate scale to the existing business along with clearly identified and obtainable growth initiatives. We are excited to merge with ZASH in our ever-evolving pursuit to ‘Be BIG’.”

About ZASH Global Media and Entertainment Corporation

Zash Global Media and Entertainment Corporation is an evolved network of synergetic companies working together to disrupt the media and entertainment industry as we know it today. Our team is managed by a group of smart, if not somewhat brazen, consummate disrupters who have been to the rodeo before. They have an exceptional ability to pivot because their knowledge and experience is steadfast and unyielding. For additional information about ZASH Global Media and Entertainment Corporation, please visit our website at www.zash.global.

About Vinco Ventures, Inc.

Vinco Ventures, Inc. (BBIG) is a mergers and acquisition company focused on digital commerce and consumer brands. Vinco’s B.I.G. (Buy. Innovate. Grow.) strategy will seek out acquisition opportunities that are poised for scale and grow said acquisitions through targeted traffic and content campaigns. For more information, please view our investor presentation or visit Investors.vincoventures.com.

Forward-Looking Statements and Disclaimers

To the extent any statements contained in this press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor Relations:

Aimee Carroll
Phone: 866-900-0992
Email: Investors@vincoventures.com

Media Contact:

Gary Koops

Phone: 917-225-6180

Email: press@zash.gobal